Exhibit 4.35

EXECUTION VERSION

PURCHASE AGREEMENT

DATED FEBRUARY 7, 2014

BY AND BETWEEN

SUNGY MOBILE LIMITED,

SUNGY TECHNOLOGY CORPORATION,

SUNGY TECHNOLOGY LIMITED,

GETJAR NETWORKS LIMITED

AND

THOMAS BURKE,

AS THE SELLER REPRESENTATIVE

i

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Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employment and Non-competition Agreement
Exhibit D	Form of Bird and Bird Opinion
Exhibit E	Form of Maples and Calder Opinion
Exhibit F	Form of Restricted Share Award Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of FIRPTA Notice

Schedule 1	Sold IP
Schedule 2	Revenue Earnout Target
Schedule 6.05	Employee Incentive Shares

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”), dated as of February 7, 2014, is by and among Sungy Mobile Limited, an exempted company registered under the laws of the Cayman Islands (“Sungy”), Sungy Technology Corporation, a Delaware corporation and a wholly-owned subsidiary of Sungy (“Purchaser”), Sungy Technology Limited, a company incorporated with limited liability under the laws of the British Virgin Islands and a wholly-owned subsidiary of Sungy (“IP Purchaser” and, together with Sungy and Purchaser, the “Purchaser Parties” and each a “Purchaser Party”), GetJar Networks Limited, a private limited company organized under the laws of the United Kingdom (“Seller”) and Thomas Burke, as the seller representative (the “Initial Seller Representative”).

WITNESSETH:

WHEREAS, GetJar, Inc., a Delaware corporation (the “Company”) is engaged in the business of operating a technology services platform designed to enable mobile application developers and advertisers to monetize mobile applications;

WHEREAS, Seller owns all of the outstanding shares of capital stock of the Company and certain intellectual property as set forth herein; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the outstanding shares of capital stock of the Company and IP Purchaser desires to purchase from Seller, and Seller desires to sell to IP Purchaser, certain intellectual property of the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated below:

“Additional Payments” shall mean the Monthly Earnout and the Revenue Earnout.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement, dated as of the date hereof, between Seller and the Company substantially in the form of Exhibit A hereof.

“Business” shall mean the business of the Seller (other than the app-store business).

“Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in New York are authorized by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Employee” shall mean any employee of the Company listed in Section 4.11(a) of the Disclosure Schedules.

“Company IP” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, security agreement, license, franchise, commitment or other arrangement or agreement, whether written or oral.

“Earnout Target” shall mean the Monthly Earnout Target or the Revenue Earnout Target, as applicable.

“Employee Plans” shall mean all contracts of employment and each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company has, or could reasonably be expected to have, any Liability.

“Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances (other than non-exclusive licenses of Intellectual Property entered in the ordinary course of business consistent with past practice) of any kind or nature whatsoever.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Account” shall have the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agent” shall mean the escrow agent to be appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement, substantially in the form of Exhibit B hereto, dated as of the Closing Date, by and among Purchaser, Seller and the Escrow Agent.

“GAAP” shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Governmental Entity” shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (a) patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and all rights in any of the foregoing, (b) rights in designations of source or origin, such as trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and designs, (c) copyrights and rights in copyrightable subject matter, (d) rights in Software, (e) rights in trade secrets and all other information, know-how, unpatented inventions, processes, formulae, source code, models, and methodologies which are proprietary or are not generally known or publicly available (“Trade Secrets”), (f) rights of publicity, privacy and rights to Personal Data, (g) rights in databases and data collections, (h) moral rights and rights of attribution and integrity, and (i) all rights in applications and registrations for the foregoing.

The phrases “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of any Person as well as the knowledge that each such Person could be reasonably presumed to possess by virtue of such Person’s relationship or position with any entity. The phrases “has Knowledge of” or “to the Knowledge of” or “Known to,” when used in reference to (a) Seller, shall mean the Knowledge of Chris Dury, Joseph Molnar and Tom Burke and (b) the Company, shall mean the Knowledge of Chris Dury and Joseph Molnar.

“Law” shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Liability” with respect to any Person, shall mean any liability or obligation of any kind of such Person, whether known or unknown, absolute or contingent.

“Licenses and Permits” shall mean all governmental licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Company’s business, including, without limitation, those set forth on Section 4.13 of the Disclosure Schedules, and all pending applications therefor or renewals thereof.

“Material Adverse Effect” when used with respect to the Company and/or Seller, shall mean any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on any of the Shares, the Sold IP or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement whether as a result of any legislative or regulatory change, revocation of any Licenses and Permits or otherwise.

“Monthly Earnout” shall mean an aggregate of 288,615 Purchaser Shares.

“Monthly Earnout Target” shall mean, for the months February and March 2014 combined, an aggregate net operating loss of not more than $0.2 million.

“Open Source Materials” shall mean all Software that is distributed under a license that is approved by the Open Source Initiative (as listed at http://opensource.org/licenses/index.html) or that meets the Open Source Definition (as defined at http://opensource.org/docs/osd).

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

“Personal Data” shall mean personally identifiable information and other user data relating to the Business that is in the possession of or under the control of the Company, or Seller or its Affiliates.

“Privacy Laws/Policies” shall mean applicable Laws, and, to the extent applicable to Company, any and all terms of use and privacy policies (or other contractual commitments or obligations) of the Company, governing privacy, data protection, data security or the collection, storage, handling, disclosure, transfer or use of Personal Data collected, stored, processed, used, or held for use by or on behalf of the Company.

“Proceeding” shall mean any action, arbitration, audit, charge, claim, hearing, investigation, litigation or suit.

“Purchaser Shares” shall mean Class A Ordinary Shares of Purchaser.

“Revenue Earnout” shall mean an aggregate of 1,154,459 Purchaser Shares.

“Revenue Earnout Target” shall mean the goals set forth on Schedule 2 hereto.

“Seller Representative” shall mean the Initial Seller Representative or such other Person who may replace the Seller Representative pursuant to the applicable provisions of this Agreement.

“Software” shall mean any and all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data.

“Sold IP” shall mean the all Intellectual Property owned by Seller or its Affiliates (other than the Company) related to, or used or held for use in, the Company’s Business, including the Intellectual Property described on Schedule 1 hereto; provided that “Sold IP” does not include the “GetJar” mark.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including premium taxes, gross receipts taxes, excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, impositions, assessments and other governmental charges in the nature of a tax imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon and shall include any liabilities for Taxes of any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local or non-U.S. Law.

“Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 and any other legislation in any relevant jurisdiction to implement or in accordance with the Acquired Rights Directive (EC Business Transfers Directive No. 77/187) (as amended).

“Technology and Documentation” shall mean all technology supporting the Software used or held for use in the Business, and all documentation, including user manuals and training materials, related to any such Software.

Section 1.02 Additional Defined Terms. In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section
Accounting Referee	Section 2.04(d)
Accounts	Section 4.17
Agreement	Preamble
Assigned Contracts	Section 4.23
Claim Amount	Section 7.06
Claimant	Section 7.03
Closing	Section 3.01
Closing Date	Section 3.01
Company	Recitals
Company Budget	Section 4.24
Continuing Employees	Section 6.06(a)
Determination Date	Section 7.06
Disagreement Notice	Section 7.05
Disclosure Schedules	ARTICLE IV
Earnout Dispute Notice	Section 2.04(d)
Earnout Report	Section 2.04(d)
Election Notice	Section 7.04
Escrow Amount	Section 2.03
FCPA	Section 4.16
Final Earnout Report	Section 2.04(d)
Financial Statements	Section 4.06(a)
FIRPTA Certificate	Section 8.07
FIRPTA Notice	Section 8.07
Indemnification Basket	Section 7.08(a)
Indemnification Notice	Section 7.03
Indemnified Parties	Section 7.02
Indemnifying Party	Section 7.03
Indemnity Loss	Section 7.01
IP Purchaser	Preamble
Licensed Trademark	Section 9.01
Litigation Notice	Section 7.03
Monthly Earnout Report	Section 2.04(b)
Pre-Closing Tax Period	Section 8.01(a)(ii)
Purchase Consideration	Section 2.02
Purchaser	Preamble
Purchaser Indemnified Parties	Section 7.01
Purchaser Parties	Preamble
Purchaser Party	Preamble
Real Property Leases	Section 4.10(b)
Revenue Earnout Report	Section 2.04(c)
Scheduled Contracts	Section 4.15(a)
Seller	Preamble
Seller Indemnified Parties	Section 7.02
Seller Representative	Preamble
Seller’s Portion	Section 8.01(a)(ii)
Shares	Section 4.03(a)
Special Representations	Section 7.07
Straddle Period	Section 8.01(a)(ii)
Sungy	Preamble
Survival Date	Section 7.07
Tax Claim	Section 8.01(d)
Tax Indemnity Termination Date	Section 8.01(b)
Tax Specialist	Section 8.05
Union	Section 4.11(d)

ARTICLE II.

PURCHASE AND SALE OF THE SHARES AND SOLD IP

Section 2.01 Shares and Sold IP. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, (i) Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of the right, title and interests in and to the Shares free and clear of all Encumbrances and (ii) IP Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to IP Purchaser, all of the right, title and interests in and to the Sold IP free and clear of all Encumbrances.

Section 2.02 Purchase Consideration; Payment. The aggregate consideration to be paid at the Closing by Sungy to Seller for the Shares and the Sold IP shall be an amount of cash in the form of immediately available funds equal to $4,792,976.56 (the “Purchase Consideration”).

Section 2.03 Funding of Escrow Account. Subject to and on the terms and conditions of this Agreement, at the Closing, Purchaser shall deposit $490,317.18 (the “Escrow Amount”) into the Escrow Account. The deposit made by Purchaser at the Closing shall be by wire transfer of immediately available funds to the Escrow Agent. The Escrow Account, to the extent not set forth in this Agreement, shall be governed by the Escrow Agreement; provided, however, that in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of this Agreement shall control.

Section 2.04 Earnouts.

(a) In addition to the Purchase Consideration, Sungy shall pay each of the Additional Payments, if any, to Seller in accordance with this Section 2.04.

(b) Determination of Monthly Earnout Target Achievement. On or prior to May 25, 2014, the Purchaser Parties shall prepare and deliver to Seller a written report (the “Monthly Earnout Report”) with their determination of achievement of the Monthly Earnout Target and the calculation thereof.

(c) Determination of Revenue Earnout Target Achievement. On or prior to April 20, 2015, the Purchaser Parties shall prepare and deliver to Seller a written report (the “Revenue Earnout Report”) with their determination of achievement of the Revenue Earnout Target and the calculation thereof.

(d) Final Earnout Report. In the case of either the Monthly Earnout Report or the Revenue Earnout Report (each, an “Earnout Report”), Seller shall have thirty (30) calendar days following receipt of such Earnout Report to review the contents thereof and give the Purchaser Parties written notice (the “Earnout Dispute Notice”) of any objection to the calculations set forth in such Earnout Report. During such thirty (30) calendar day period, the Purchaser Parties shall promptly respond to any questions Seller, its accountants and legal counsel may have with regard to the applicable Earnout Target, and provide Seller and its accountants and legal advisors with reasonable access and cooperation for purposes of verifying such Earnout Report, (1) subject to reasonable and customary agreements as to confidentiality and non-disclosure and any applicable Laws or legal privileges, in which case, the Purchaser Parties will exercise their best efforts to provide Seller with alternative means of conducting Seller’s review of the relevant records necessary to verify such Earnout Report, (2) limited to the applicable system logs and accounting records necessary to verify such Earnout Report and (3) during regular working hours and otherwise in a reasonable manner so as to not result in disruption to the Purchaser Parties’ or the Company’s business. During such thirty (30) calendar day period, Seller may accept such Earnout Report at any time, and if so accepted, such Earnout Report shall be final (the “Final Earnout Report”) or, if at the end of such thirty (30) calendar day period, Seller has not delivered an Earnout Dispute Notice to the Purchaser Parties, the Earnout Report shall be the Final Earnout Report. Otherwise, the applicable Earnout Report shall not be final. If Seller timely and properly delivers an Earnout Dispute Notice to the Purchaser Parties, during the thirty (30) calendar days after the day on which the Earnout Dispute Notice is given, Seller and the Purchaser Parties shall use reasonable good faith efforts to resolve such dispute and agree on a Final Earnout Report. If Seller and the Purchaser Parties are unable to reach agreement during such thirty (30) calendar day period, they shall promptly thereafter cause an accounting firm of internationally recognized independent public accountants as may be agreed upon by Seller and the Purchaser Parties in good faith (the “Accounting Referee”) to determine whether the applicable Earnout Target has been achieved. Seller and the Purchaser Parties will request that the Accounting Referee render a determination as to whether the applicable Earnout Target has been achieved within thirty (30) calendar days after its retention. Seller and the Purchaser Parties will cooperate with the Accounting Referee, and the Purchaser Parties shall provide the Accounting Referee with reasonable access and cooperation for purposes of allowing the Accounting Referee to determine whether the applicable Earnout Target has been achieved, (1) subject to reasonable and customary agreements as to confidentiality and non-disclosure and any applicable Laws or legal privileges, in which case, the Purchaser Parties will exercise their best efforts to provide Seller with alternative means of conducting Seller’s review of the relevant records necessary to verify such Earnout Report, (2) limited to the applicable system logs and accounting records necessary for the determination of whether the applicable Earnout Target has been achieved and (3) during regular working hours and otherwise in a reasonable manner so as to not result in disruption to the Purchaser Parties’ or the Company’s business. Such report by the Accounting Referee shall be final, binding and conclusive for all purposes hereunder upon the Purchaser Parties and Seller, and shall be deemed the Final Earnout Report. The Purchaser Parties shall maintain such system logs and accounting records referred to in the prior sentence for at least one year after the Final Earnout Report to which such logs and records relate. The fees and expenses of the Accounting Referee shall be paid by Seller, unless it is determined by the Accounting Referee that the applicable Earnout Target has been achieved, in which case, such fees and expenses shall be paid by the Purchaser Parties; provided, however, that if at the time the Accounting Referee is retained, the Seller has been dissolved, the Seller Representative shall provide the Accounting Referee with a deposit of the estimated fees and expenses of the Accounting Referee. If, according to the Final Earnout Report, the applicable Earnout Target has been achieved, Sungy shall pay the applicable Additional Payments in accordance with Section 2.04(e).

(e) Payment of Additional Payments. Subject to the terms of this Section 2.04, the applicable Additional Payments shall be paid by Sungy to Seller:

(i) in the case of the Monthly Earnout, if both (A) a Final Earnout Report has been issued stating that the Monthly Earnout Target has been achieved and (B) a Final Earnout Report has been issued stating that the Revenue Earnout Target has been achieved, then within five (5) Business Days of the issuance of the Final Earnout Report referenced in clause (B); and

(ii) in the case of the Revenue Earnout, one-half within five (5) Business Days of the issuance of a Final Earnout Report stating that the Revenue Earnout Target has been achieved and one-half on the first Business Day after the first anniversary of the initial Revenue Earnout payment.

(f) Conduct of Business Post-Closing. The Purchaser Parties shall, and following the Closing shall cause the Company to, use commercially reasonable efforts to integrate the GetJar technology into the Sungy mobile applications, which shall include, by September 30, 2014, use of the GetJar advertising platform as the preferred source of advertisement and the GetJar virtual currency system instead of other internal or third party systems in the top 8 mobile applications as measured by Monthly Active Users (MAU) during the calendar month of September 2014, provided that the GetJar advertising platform provides higher average revenue per Daily Active Users (DAU) than third party ad networks or Sungy’s own ad network. In addition, the Purchaser Parties shall act in good faith with respect to any actions taken by the Purchaser Parties as well as any failures to act, in each case, that would reasonably be expected to prevent the Additional Payments from being earned. Seller acknowledges and agrees that, other than the foregoing, none of the Purchaser Parties will owe Seller any fiduciary duty or express or implied duty in respect of this Agreement to cause the Additional Payments to be earned. Seller acknowledges that there can be no assurances that any Additional Payments will be earned under this Agreement.

Section 2.05 Fair Consideration. Each of the parties acknowledges and agrees that the consideration provided for in this ARTICLE II represents fair consideration and reasonable equivalent value for the sale and transfer of the Shares and the Sold IP and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arms-length good faith negotiations between the parties and their respective representatives.

Section 2.06 Withholding. Sungy or Sungy’s agent shall be entitled to deduct and withhold from the Purchase Consideration, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Tax authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made. The parties hereby confirm their mutual understanding that, under Law currently in effect, no withholding Tax is required in connection with any payment made under this Agreement.

ARTICLE III.

CLOSING

Section 3.01 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, CA 90071, at 10:00 a.m., local time on the date hereof (the “Closing Date”). The Closing may be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 3.02 Deliveries by Seller. Concurrently with the Closing, Seller shall deliver (or cause to be delivered) to the Purchaser Parties:

(a) evidence reasonably satisfactory to the Purchaser Parties of the capacity and authority of each person executing any document to be delivered by Seller to the Purchaser Parties at or prior to Closing;

(b) resignations of each director of the Company;

(c) copies of each consent, waiver, authorization and approval required pursuant to Section 4.05 of this Agreement;

(d) a Certificate of Good Standing of the Company issued by the Secretary of State of the State of Delaware and a Certificate of Foreign Qualification of the Company issued the Secretary of State of the State of California, each dated within ten (10) calendar days of the Closing;

(e) copies of resolutions adopted by the board of directors of Seller authorizing and approving the execution and delivery of this Agreement and all agreements and other documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;

(f) a cross receipt duly executed by Seller acknowledging delivery by Sungy of the Purchase Consideration;

(g) a copy of the Assignment and Assumption Agreement, duly executed by Seller and the Company;

(h) a copy of the Escrow Agreement duly executed by Seller;

(i) executed copies of employment and non-competition agreements substantially in the form of Exhibit C hereto between the Company and each of Joseph Molnar, William Haney Scott, Stephen C. Shertz and Brian J. Fox;

(j) the FIRPTA Certificate, duly executed by the Company;

(k) the FIRPTA Notice, duly executed by the Company; and

(l) an opinion of Bird & Bird, UK counsel to Seller, dated as of the Closing, in substantially the form attached as Exhibit D hereto.

Section 3.03 Deliveries by the Purchaser Parties.

(a) Concurrently with the Closing, the Purchaser Parties shall deliver (or cause to be delivered) to Seller:

(i) the Purchase Consideration paid by wire transfer of immediately available funds to the account or accounts designated by Seller; and

(ii) a copy of the Escrow Agreement duly executed by the Purchaser Parties.

(b) Promptly, but in any event no later than three (3) Business Days after the Closing Date, the Purchaser Parties shall deliver (or cause to be delivered) to Seller an opinion of Maples and Calder, Cayman Islands counsel to Purchaser, dated as of the Closing, in substantially the form attached hereto as Exhibit E hereto.

(c) Concurrently with the Closing, the Purchaser Parties shall deliver (or cause to be delivered) to the Escrow Agent:

(i) the Escrow Amount paid by wire transfer of immediately available funds to the account or accounts designated by the Escrow Agent; and

(d) a copy of the Escrow Agreement duly executed by the Purchaser Parties.

Section 3.04 Company Obligations. Concurrently with the Closing, Seller shall ensure that the board of directors of the Company takes appropriate corporate action, whether at a properly convened meeting of the board of directors or by means of an action by written consent, to accept the resignations of each director of the Company effective as of the Closing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchaser Parties as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedules delivered by Seller to the Purchaser Parties concurrently with the execution of this Agreement (the “Disclosure Schedules”):

Section 4.01 Organization; Power.

(a) Seller is a private limited company duly organized, validly existing, and in good standing under the Laws of the United Kingdom. Seller has full corporate power and authority to own, lease and operate its assets and to conduct its business as it is now being conducted, except where the failure to be so duly qualified and licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the ability of Seller to perform its obligations under this Agreement.

(b) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and by-laws of the Company which were previously furnished to the Purchaser Parties are true, complete and correct copies of such documents as in effect on the date of this Agreement and as of the Closing.

Section 4.02 Authorization.

(a) Seller has the full corporate power and authority to enter into this Agreement and such other agreements, documents and instruments contemplated by this Agreement to which it is a party and to carry its obligations hereunder and thereunder. The board of directors of Seller has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Seller and its stockholders.

(b) The execution and delivery of this Agreement and such other agreements, documents and instruments contemplated by this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller, including (i) the majority of the board of directors of Seller and (ii) seventy-five percent (75%) of the outstanding shares of Seller, and no other corporate or other proceedings on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or any other such agreement, document or instrument contemplated by this Agreement, as applicable.

(c) This Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement constitutes a valid and binding agreement of the Purchaser Parties, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 4.03 Capital Structure; Subsidiaries.

(a) As of the Closing Date, the authorized capital of the Company consists solely of one thousand (1,000) shares of common stock, par value $0.001 per share, of the Company, of which one thousand (1,000) shares are issued and outstanding (the “Shares”) and are held beneficially and of record by Seller, free and clear of any Encumbrances. The Shares have been duly authorized, are fully paid and non-assessable and were issued in compliance in all material respects with all applicable federal and state securities Laws, and constitute all of the outstanding equity interests of the Company.

(b) There are no outstanding options, warrants, calls, commitments, agreements or other rights of any kind obligating Seller or the Company to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, any equity interests of the Company or obligating Seller or the Company to grant, extend or enter into any such option, warrant, call, commitment, agreement or other right.

(c) The Company does not, directly or indirectly have any subsidiaries and, as of the Closing Date, will not directly or indirectly own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock or other equity interests of the Company.

Section 4.04 No Conflict or Violation. Except as set forth on Section 4.04 of the Disclosure Schedules, the execution, delivery, consummation and performance of this Agreement by Seller does not and will not: (a) violate or conflict with any provision of the articles of incorporation or bylaws of Seller or the Company, or resolutions adopted by the board of directors of Seller or the Company; (b) violate any applicable Law or Privacy Laws/Policies to which Seller or the Company are subject; (c) with or without notice, lapse of time or both, violate or result in a breach of, or constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate or cancel any material Contract, consent, order or other instrument or obligation to which Seller or the Company is a party, or by which Seller’s or the Company’s assets or properties may be bound; (d) result in the imposition of any Encumbrance or restriction on the Shares, the Company IP or the Sold IP (with or without notice, lapse of time or both); or (e) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent of any other Person in respect of, nor give rise to any right of any Person to terminate or alter, the Company’s right to own, use, or hold for use any Company IP, Sold IP or any Intellectual Property of any third party as owned, used or held for use in the conduct of the Business, in the case of each of (b), (c), (d) and (e) above, which would reasonably be expected to have a material adverse impact on the Company, the Business or the Sold IP.

Section 4.05 Consents and Approvals. Section 4.05 of the Disclosure Schedules sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement by Seller, or any agreement, document or instrument contemplated thereby by the Company or Seller, as applicable, or the performance by the Company or Seller of its obligations hereunder or thereunder the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on the Company or the Sold IP.

Section 4.06 Financial Statements and Information.

(a) The Seller has delivered or made available to the Purchaser Parties true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the unaudited balance sheet of the Company as of December 31, 2012 and 2013;

(ii) the unaudited income statements of the Company for the years ended December 31, 2012 and 2013; and

(iii) the unaudited cash flow statements of the Company for the years ended December 31, 2012 and 2013.

(b) The Financial Statements (i) are accurate and complete in all material respects and have been prepared based on the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations for the periods then ended, in each case, subject to the absence of footnotes for the periods covered by the Financial Statements.

(c) The Company maintains systems of internal accounting controls reasonably designed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.07 Books and Records. The Company does not have minute books or records of any meetings or corporate action taken by the board of directors or the shareholder of the Company.

Section 4.08 Tax Matters.

(a) The Company has filed or caused to be filed on a timely basis all material Tax Returns that are or were required by applicable Law to be filed by it. All material Tax Returns required to be filed by Seller in respect of the Sold IP have been duly filed on a timely basis. All such Tax Returns filed by the Company or Seller, as applicable, are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company has paid all Taxes required to be paid by it and Seller has paid all Taxes relating to the Sold IP, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. Except as would not reasonably be expected to result in a material Liability to the Company, the Company has made all withholding of Taxes required by applicable Law to be made by it, including, without limitation, withholding with respect to compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Governmental Entity.

(b) Section 4.08(b) of the Disclosure Schedules contains a complete and accurate list of all Tax Returns of the Company or Seller relating to the Sold IP (excluding any corporate Tax Returns of Seller) that have been audited or that are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Section 4.08(b) of the Disclosure Schedules. The Company has delivered or made available to Purchaser copies of any examination reports, statements or deficiencies or similar items with respect to such audits. The Company or Seller has not been informed in writing by any Governmental Entity of the commencement or anticipated commencement of any such audit. Neither the Company nor Seller (to the extent related to the Sold IP) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such waiver or extension) has not expired.

(c) The Company is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract relating to Taxes (including any advance pricing agreement or closing agreement relating to Taxes but excluding any commercial contracts entered into in the ordinary course of business not primarily related to Taxes) that will require any payment by the Company after the Closing Date.

(d) There are no liens for Taxes upon any property or assets of the Company or the Sold IP except for liens for real and personal property Taxes not yet due and payable.

(e) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) entered into prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) cancellation of indebtedness income under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) relating to a transaction occurring prior to the Closing.

(f) No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that is currently in effect.

(g) Each material related party transaction involving the Company is at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of non-U.S., state and local Law. The Company is not a party to any cost-sharing agreement or similar arrangement which is not a “qualified cost sharing arrangement” within the meaning of Treasury Regulation Section 1.482-7 or is not a “cost sharing arrangement” described in Treasury Regulation Section 1.482-7T(b). The Company has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and with Treasury Regulations promulgated thereunder.

(h) The Company has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or non-U.S. Law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law as a transferee or successor, by contract or otherwise.

(i) The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

Section 4.09 Absence of Undisclosed Liabilities. The Company does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto) except for (a) Liabilities set forth on Section 4.09 of the Disclosure Schedules or as disclosed, set forth or reserved for in the Financial Statements, (b) Liabilities incurred in the ordinary course of business, (c) Liabilities arising under any of the material Contracts or any other contract or agreement to which the Company is a party, as of the date hereof and (d) Liabilities which would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.10 Real Property; Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Properties. Section 4.10 of the Disclosure Schedules sets forth a true and complete list of all leases of real property to which the Company is a party or by which the Company is bound, in each case, as of the date hereof (collectively, the “Real Property Leases”). Each Real Property Lease is a valid, binding and legally enforceable obligation of the Company and, to the Company’s Knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Each Real Property Lease is in full force and effect and the Company is not (with or without notice or lapse of time, or both) in breach or default under any such Real Property Lease and, to the Company’s Knowledge, no other party to any such Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder.

(c) Personal Property. As of the date hereof, the Company owns or holds under valid leases all material tangible personal property necessary for the conduct of the Business as presently conducted by the Company, free and clear of all Encumbrances.

Section 4.11 Employees and Employee Benefit Plans.

(a) Section 4.11 of the Disclosure Schedules contains a true and complete list of (i) all employees of the Company and each such employee’s location of employment, title or position, hourly rate or salary, 2013 bonus and 2014 target bonus, classification as exempt or non-exempt, and whether such employee is employed at-will or has any entitlement to severance or notice period in connection with the termination of employment, and (ii) all individuals who act as independent contractors or consultants to the Company.

(b) Except as set forth on Section 4.11 of the Disclosure Schedules:

(i) none of the employees of the Company is entitled to any bonus, incentive or deferred compensation or termination package which exceeds the minimum obligations imposed by applicable Laws;

(ii) neither Seller nor the Company has entered into any agreement with any of the employees of the Company which provides for a termination notice or termination indemnities greater than the minimum termination notice or indemnities provided by applicable Law;

(iii) the Company is in compliance in all material respects with applicable Laws relating to employment or labor matters; and

(c) there is no lawsuit, arbitration, labor dispute or proceedings pending against the Company or Seller initiated by or relating to any of the employees of the Company or any former employee or contractor of the Company.

(d) No employee of the Company is represented by any trade union, works council or other labor organization (“Union”) with respect to his or her employment with the Company, and to the Knowledge of the Company, there are no Union organizing activities with respect to the Company’s employees. The Company is not bound by or subject to any Contract or collective bargaining agreement with any Union. There has not been, and to the Knowledge of the Company, there is not pending or threatened, any strike, lockout, or picketing involving the Company.

(e) Section 4.11 of the Disclosure Schedules contains a true and complete list of all Employee Plans, and the Company does not sponsor, maintain or contribute to and is not required to contribute to any other employee benefit plan, fund, program, agreement or arrangement. Seller has heretofore made available to Purchaser a true and complete copy of each Employee Plan and any amendments thereto. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

(f) Except as set forth on Section 4.11 of the Disclosure Schedules, the Company is not party to any agreement, contract, arrangement or plan, in each case, that has resulted in or could result, separately or in the aggregate, in the (i) payment of any severance or any increase in severance pay, including, without limitation, upon any termination of employment after the date of this Agreement, to any employee or former employee of the Company (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Employee Plan with respect to any employee or former employee of the Company, or (iii) payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code or result in an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

(g) Except as set forth on Section 4.11 of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Purchaser from amending or terminating any Employee Plan.

(h) The Seller shall satisfy in full all Liabilities arising at any time in relation to or concerning any entitlement of or other benefit to the officers and employees of the Company under or in accordance with the Seller’s Share Option Scheme adopted by resolution of the Seller’s directors on October 24, 2007 including, without limitation, any such Liabilities arising on or in relation to the transaction contemplated in this Agreement.

Section 4.12 Intellectual Property.

(a) Sold IP. Schedule 1 sets forth a complete and accurate list of all Intellectual Property owned or purported to be owned by Seller that is (i) registered Intellectual Property and applications therefor (other than the “GetJar” mark) or (ii) Software that is material to the Business. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Sold IP, and the instruments of assignment and transfer to be executed and delivered by Seller to Purchaser concurrently herewith shall be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and shall effectively vest in Purchaser good, marketable and insurable title to the Sold IP.

(b) Company IP. Section 4.12(b) of the Disclosure Schedules sets forth a complete and accurate list of all Company IP that is (i) registered Intellectual Property and applications therefor or (ii) Software that is material to the Business. The Company is the sole and exclusive owner and, with respect to applications and registrations, record owner, of all Company IP, free and clear of all Encumbrances, and all Company IP is subsisting and, to the Knowledge of Seller, is valid and enforceable. None of the Company IP or Sold IP is subject to any proceeding before, outstanding order, writ, or injunction of or stipulation with any Governmental Entity, or any Contract entered into in settlement of such a proceeding, restricting the use, transfer or licensing by the Company thereof. None of the Company IP or Sold IP is subject to any exclusive outbound licenses or any non-exclusive outbound licenses (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice).

(c) No Infringement. To the Knowledge of Seller, the conduct of the Business, as such Business has been conducted and is presently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license to patents of any Person) against the Company or Seller, or, to the Knowledge of Seller, any other Person. To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Company IP or Sold IP in a manner that would reasonably be expected to be material to the Company, and no such claims have been asserted or threatened against any Person by or on behalf of the Company or Seller.

(d) Sufficiency. To the Knowledge of Seller, the Company IP, the Sold IP and the Open Source Materials owned by the Company comprise all of the Intellectual Property owned by the Company, Seller and Seller’s Affiliates that is used in, held for use in, or necessary to run the Business as currently conducted.

(e) Employees. Each founder and each current and former employee and independent contractor of the Company, Seller or their Affiliates that has invented, created or developed any Intellectual Property used or held for use in the Business has executed a written agreement that, subject to limitations of applicable Laws: (i) assigns to the Company, Seller or their Affiliate, as applicable, all right, title and interest in and to any and all Intellectual Property (x) relating at the time of conception or reduction to practice to the Business or (y) resulting from work performed by such founder, employee or independent contractor for the Company, Seller or their Affiliate, as applicable; and (ii) contains provisions designed to prevent unauthorized disclosure of the Company’s, Seller’s or their Affiliate’s, as applicable, Trade Secrets. To the Knowledge of Seller, no party to such written Contract has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such Contract. No Intellectual Property used or held for use in the Business was invented, created or developed by any founder or current or former employee of the Company, Seller or their Affiliate, as applicable, prior to such Person’s employment by the Company, Seller or their Affiliate, as applicable.

(f) Maintenance of Trade Secrets. Seller and the Company take reasonable measures to protect the confidentiality of Trade Secrets owned, used or held for use by the Company. To the Knowledge of Seller, there has not been any disclosure or publication of any Trade Secrets owned by the Company, Seller or their Affiliates to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other proprietary rights in and to such information (other than when the Company, Seller or their Affiliates, as applicable, has made a commercially reasonable, bona fide decision to no longer maintain the information as confidential).

(g) Results of Consummation of Transaction. No current or former Affiliate, partner, director, stockholder, officer, consultant or employee of the Company will, after giving effect to the Transactions, own any Intellectual Property used in, held for use in, or otherwise material to the Business or retain any rights to use any of the Company IP, except for any rights to use the Company’s products and services that such Person has obtained in the same manner and to the same extent as any other third party customer of the Company generally obtains rights to use the Company’s products or services.

(h) Company Software. With respect to the use of Software and Technology and Documentation in the Business, (i) the Company has not experienced any material defects in such Software or Technology and Documentation, including any material error or omission in the processing of any transactions, other than defects which have been corrected, remediated, or otherwise sufficiently addressed so as to render them immaterial, (ii) to the Knowledge of Seller, no such Software or Technology and Documentation owned by the Company or used in the Business contains any device or feature designed to permit unauthorized access, disrupt, disable, or otherwise harm, damage or impair the functioning of any Software, Technology and Documentation, and (iii) the Company, Seller and their Affiliates have not delivered, licensed or made available, and none of the Company, Seller and their Affiliates have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software owned by the Company or used in the Business to any escrow agent or other Person, except for (A) source code made available to employees and independent contractors to the extent necessary to permit such employees and independent contractors to perform their duties for the benefit of the Company and (B) source code for the Company’s SDK provided to app developers in the ordinary course of business.

(i) Information Technology; Security. Except as may be set forth in Section 4.12(i) of the Disclosure Schedules, no information technology systems of Seller or its Affiliates (other than the Company) are used or held for use in the Business, and after the consummation of the Transactions contemplated in this Agreement, no information technology systems that are used or held for use in the Business will be retained by Seller or its Affiliates. The Company has taken reasonable steps and implemented reasonable procedures designed to protect its information technology systems from (i) the inclusion of any device or feature designed to permit unauthorized access, disrupt, disable or otherwise harm, damage or impair Software, hardware or data, and (ii) unauthorized access, use, modification or other misuse. To the Knowledge of Seller, there have been no material security breaches in the information technology systems of the Company. There have been no disruptions in any of the information technology systems of the Company that have materially adversely affected the Business or operations of the Company.

(j) Open Source Materials. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials used by the Company, including all copyright notice and attribution requirements. Except as may be set forth in Section 4.12(j) of the Disclosure Schedules, the Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, (ii) distributed Open Source Materials in conjunction with, or (iii) used Open Source Materials in connection with, any Software owned by the Company, in such a way that, with respect to (i), (ii) or (iii), requires any source code of Software owned by the Company to be (A) offered, disclosed, or distributed, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, in each case to any Person.

(k) Inbound Licenses. Other than the Open Source Software owned by the Company, licenses to generally commercially available Software that is available for a cost of not more than $1,000, and licenses to use the information technology systems licensed or leased from vendors in the ordinary course of business, the Company does not license any Intellectual Property material to the Business from any third Person.

(l) Privacy. The Company has never transferred, sold, rented or otherwise made available any Personal Data (including name, address, telephone number or email address) of any natural person to any Person. The Company has at all times complied with all applicable Privacy Laws/Policies in all material respects. No claims have been asserted or threatened against the Company (or Seller or any of their Affiliates in relation to the Business), alleging a violation of any Person’s privacy or personal information or data rights (or of any applicable Privacy Laws/Policies). The Company has taken commercially reasonable steps to implement and maintain a system of internal controls designed to provide reasonable assurance that the Company complies with all applicable Privacy Laws/Policies.

(m) Intellectual Property Indemnification Obligations. Except for those Contracts identified in Section 4.12(m) of the Disclosure Schedules, there are no Contracts between the Company and any other Person wherein or whereby the Company has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such Person with respect to any infringement, misappropriation, dilution or other violation of a third Person’s Intellectual Property.

(n) Communications with Google. Google Inc. has never asserted to the Company, Seller or their Affiliates that the Company or the Business was in violation of any of the applicable terms of service, terms of use, policies or any Contracts between the Company and Google Inc. or otherwise governing the Business, and, to the Knowledge of the Company, Google Inc. has never prevented the Company, Seller or their Affiliates from offering, and has never threatened to prevent the Company, Seller or their Affiliates from offering, any products or services related to the Business through Google Play.

(o) Government Funding; Standard-Setting Organizations. To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Entity, educational institution or research center, was used in the invention, creation or development of any material Company Intellectual Property or Sold IP. The Company, Seller and their Affiliates have not made any submission or suggestion to, and are not (and have never been) subject to any Contract with, any standard-setting organization, standards body, consortium or any similar organization that would obligate the Company, Seller or their Affiliates to grant licenses to or otherwise impair or limit their control of any Intellectual Property rights which relate to the Business.

Section 4.13 Licenses and Permits. Section 4.13 of the Disclosure Schedules sets forth a list, together with a description of type, duration and status, of each of the material Licenses and Permits held by the Company. The Company has provided Purchaser with true and complete copies of all material Licenses and Permits. The Company is in compliance in all material respects with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or threatened relating to the revocation or limitation of any of the Licenses and Permits except as may be required in connection with consummation of the transactions contemplated hereby.

Section 4.14 Insurance. The Company is covered by insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and a list of such policies is set forth on Section 4.14 of the Disclosure Schedules. There are no pending claims by the Company under such policies to which the insurers have denied coverage or otherwise reserved rights. During the past three (3) years, the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance. No default exists with respect to the obligations of the Company under any such insurance policy, and all such insurance policies are in full force and effect, and all premiums due thereon have been paid. No written notice of cancellation or termination has been received with respect to any such policy as of the date hereof.

Section 4.15 Material Contracts.

(a) Section 4.15 of the Disclosure Schedules sets forth a true, complete and correct list of each material Contract (collectively, the “Scheduled Contracts”) to which the Company is a party or by which it is bound that is currently in effect including all Contracts relating to: employment of any person; aggregate committed payments to or from the Company in excess of $30,000 per year; or agreements between the Company and any of its Affiliates, in each case, other than at-will offer letters containing no severance provisions and other than consulting contracts, which may be cancelled on less than ninety (90) days notice without penalty to the Company.

(b) With respect to the Company’s performance of its obligations under the Scheduled Contracts, no event of default or breach has occurred or is continuing under any such Scheduled Contract. With respect to the performance by any other party of its obligations under the Scheduled Contracts, to the Knowledge of the Company no event of default or breach has occurred or is continuing under any such Scheduled Contract.

The Company has provided Purchaser with true and complete copies of all the Scheduled Contracts of the Company and each amendment, supplement, waiver or modification thereto. All of the Scheduled Contracts identified on, or required to be identified on Section 4.15 of the Disclosure Schedules are in full force and effect. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid by or payable to the Company under current or completed Scheduled Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

Section 4.16 FCPA. The Company has not, and, to the Knowledge of the Company, none of its directors, officers, agents, employees, affiliates or other person associated with or acting on behalf of the Company has, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA.

Section 4.17 Bank Accounts. Section 4.17 of the Disclosure Schedules sets forth a true, correct and complete list of bank accounts and investment accounts of any nature maintained by the Company (collectively, the “Accounts”), including the name of each bank or other institution, account numbers and a list of signatories to each account.

Section 4.18 Certain Transactions. There are no agreements between the Company and Seller or any Affiliate of Seller that will continue after the Closing Date.

Section 4.19 Litigation. Except as set forth on Section 4.19 of the Disclosure Schedules, (a) there are no investigations, audits or Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its assets, (b) there are no unsatisfied judgments of any kind against the Company or any of its assets and (c) the Company is not subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity.

Section 4.20 Compliance with Law. The Company is in compliance in all material respects with all applicable Laws. To the Knowledge of the Company, the Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, its officers, directors and employees or any of its assets. The Company has not received, at any time since December 31, 2011, any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any order to which the Company or any of its assets is or has been subject.

Section 4.21 Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of the Company or Seller.

Section 4.22 Insolvency. (i) No resolution has been passed in relation to Seller or the Company, (ii) no step has been taken in relation to Seller or the Company and (iii) no Proceedings have been started, or threatened, against Seller or the Company, in each case, for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

Section 4.23 Assigned Contracts. Section 4.23 of the Disclosure Schedules sets forth each developer, publisher and customer contract (the “Assigned Contracts”) relating to the Business originally entered into by Seller. As of the date hereof, each Assigned Contract has been validly assigned to the Company pursuant to the Assignment and Assumption Agreement and such assignment did not constitute a default under any Assigned Contract. Except as set forth on Section 4.23 of the Disclosure Schedules, each of the Assigned Contracts is in full force and effect, and is the legal, valid and binding obligation of the Company, and, to the Knowledge of Seller, is valid, binding and enforceable against the other parties thereto.

Section 4.24 Operating Budget. To the Knowledge of the Company, Section 4.24 of the Disclosure Schedules sets forth the Company’s reasonable good faith estimate of a monthly budget and forecast for the operations of the Company’s business for 2014 (the “Company Budget”). For the period from January 27, 2014 through the date hereof, Purchaser has caused the Company to operate in accordance with the Company Budget in all material respects.

Section 4.25 Source Code; R&D; and Access. At or prior to the Closing Date, the Company has delivered to Sungy a complete and accurate copy of the source code of the GetJar advertising platform, documentation relating to any current research and development projects and access and administrative rights to the information technology systems (including servers and computers) of the Company.

ARTICLE V.

REPRESENTATIONS OF PURCHASER PARTIES

Each of the Purchaser Parties hereby represents and warrants to Seller as follows:

Section 5.01 Organization; Power. It is a corporation or an exempted company, as applicable, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 5.02 Authorization and Validity of Agreement.

(a) It has all requisite corporate power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by it and, assuming that this Agreement constitutes a valid and binding agreement of Seller, constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. No other corporate proceedings on its part, including without limitation, a vote of its equity holders, are necessary to authorize the execution or delivery of this Agreement.

(b) It has all requisite corporate power and authority to enter into all other agreements, documents and instruments executed by it in connection with the transactions contemplated by this Agreement, and to perform its obligations hereunder and thereunder. All other agreements, documents and instruments executed by it in connection with the transactions contemplated by this Agreement have been duly and validly executed and delivered by it and, assuming that such agreement, document or instrument constitutes a valid and binding agreement of each other party thereto, shall constitute a valid and binding obligation of it, enforceable against it in accordance with each of their terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. The execution and delivery of all other agreements, documents and instruments executed by it in connection with the transactions contemplated by this Agreement and the performance of the obligations of it hereunder and thereunder have been duly authorized by all necessary corporate action by its board of directors. No other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of such other agreements, documents and instruments contemplated by this Agreement to which it is a party, or the transactions contemplated.

Section 5.03 No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement by it does not and will not (a) violate or conflict with any provision of its articles of incorporation or articles of association, as applicable, or bylaws, (b) violate any applicable provision of Law or (c) with or without notice, lapse of time or both, violate or result in a breach of, or constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate or cancel any material Contract, consent, order or other instrument or obligation to which it is a party or by which it is bound or to which any of its properties or assets is subject.

Section 5.04 Approvals and Consents. The execution, delivery and performance of this Agreement by it does not require it to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, adversely affect it or its ability to perform its obligations hereunder.

Section 5.05 Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of it or its Affiliates.

Section 5.06 Purchaser Shares. The Purchaser Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and free of any Encumbrances.

Section 5.07 Securities Filings. Sungy’s F-1 registration statement filed with the Securities Exchange Commission, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No additional periodic reports under the Securities Exchange Act of 1934, as amended, are required to filed as of the date hereof.

ARTICLE VI.

COVENANTS

Section 6.01 Director and Officer Indemnification. Following the Closing, Sungy and Purchaser shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification obligations under the Company’s organizational documents as in effect on the date of this Agreement. In addition, following the Closing, Sungy and Purchaser shall cause the Company not to make any changes to its certificate of incorporation or bylaws that would adversely affect the rights of persons who are currently or were officers or directors of the Company to claim indemnification from such entity under the terms of such certificate of incorporation or bylaws as in effect on the date hereof for acts taken prior to the Closing.

Section 6.02 Release of Claims.

(a) From and after Closing, Seller hereby waives any claims which it might otherwise have against the Company or any employees of the Company in respect of the completeness or accuracy of any information supplied, or for any failure to supply information, to Seller or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

(b) From and after the Closing, except as arising out of actions or omissions occurring after the Closing Date or arising as a result of this Agreement between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, and without prejudice to the representations and warranties given by given by the Purchaser Parties pursuant to ARTICLE V, Seller hereby waives and releases the Company, its Affiliates, their respective shareholders, and their respective officers, directors and employees from, to the fullest extent permitted by applicable Law, any and all other rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which Seller has or may have in the future against the Company or any of its Affiliates.

(c) From and after the Closing, except as arising out of actions or omissions occurring after the Closing Date or arising as a result of this Agreement between Purchaser, on the one hand, and the Company, on the other hand, and without prejudice to the representations and warranties given by Seller pursuant to ARTICLE IV, the Purchaser Parties hereby waive and release Seller, its Affiliates, their respective shareholders, and their respective officers, directors and employees from, to the fullest extent permitted by applicable Law, any and all other rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which the Company has or may have in the future against Seller or any of its Affiliates.

Section 6.03 Non-Competition; Non-Solicitation.

(a) Seller and its subsidiaries shall not, at any time during the three (3) year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of , any Person primarily engaged in the mobile advertising network, except as explicitly contemplated under this Agreement, in the geographic regions where the Business is conducted as of the Closing Date; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any competitor, developer, publisher or customer of the Company, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a breach of this provision so long as the Person owning such securities has no other material connection or relationship with such competitor, developer, publisher or customer; and provided, further, that the business of the Seller’s subsidiaries as conducted by Seller’s subsidiaries as of the Closing Date shall not be deemed a violation of this Section 6.03(a).

(b) Seller further agrees that for a period of three (3) years after the Closing Date, it shall not, and shall not permit any of its subsidiaries to, directly or indirectly, for Seller’s benefit, or for the benefit of any other Person, solicit the employment or services of, hire, or retain any person who as of the Closing Date was employed by the Company as an employee or consultant.

(c) It is the desire and intent of the parties that the provisions of this Section 6.03 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.03 shall be adjudicated to be invalid or unenforceable but would be valid and enforceable if part of the wording of the restriction is deleted or any time period is shortened, such restriction shall apply with such modifications as is necessary to make it valid and enforceable.

(d) The parties recognize that the performance of the obligations under this Section 6.03 by Seller are special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 6.03 the Purchaser Parties shall be entitled, if so elected, to obtain damages for any breach of this Section 6.03, or seek to enforce the specific performance thereof by Seller, or to enjoin Seller from performing services for any Person.

For the avoidance of doubt, nothing in this Section 6.03 shall bind the shareholders of Seller, and only those shareholders of Seller who enter into an employment and non-competition agreement with the Company pursuant to this Agreement are so bound in accordance with the terms of such shareholder’s agreement.

Section 6.04 Sold IP Further Assurances. On and after the Closing Date, Seller covenants and agrees to cooperate and take such reasonable steps and execute such other and further documents, at Sungy or IP Purchaser’s cost and expense, as may be necessary or appropriate to cause to be executed and delivered, all instruments and to make all filings with, and to obtain all consents, and to take all such other actions as Sungy, IP Purchaser or the Company may reasonably request Seller to take from time to time, consistent with the terms of this Agreement, in order to convey all right, title and interest in and to the Sold IP to IP Purchaser or its designee or to perfect IP Purchaser’s or its designee’s title in the Sold IP.

Section 6.05 Employee Incentive Shares. After the Closing Date, Sungy agrees to enter into restricted share award agreements substantially in the form of Exhibit F hereto or a form with substantially similar material terms for each of the employees and contractors of the Company in the restricted share amounts set forth on Schedule 6.05.

Section 6.06 Employee Matters.

(a) Following the Closing Date, Company employees that continue employment with the Company or become employed by Sungy or a subsidiary of Sungy (the “Continuing Employees”) will receive employee benefits no less favorable in the aggregate than (i) benefits provided by the Company immediately prior to the Closing Date and which have been disclosed to Purchaser prior to the Closing Date, or (ii) benefits provided by Sungy or its subsidiary to similarly-situated employees. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under employee benefit plans of Sungy or its subsidiaries in which Continuing Employees participate, Sungy or Purchaser shall cause Continuing Employees to receive service credit for their period of service with the Company prior to the Closing Date, except where doing so would cause a duplication of benefits. To the extent permitted by applicable law, Sungy will waive limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans in which such employees become eligible to participate after the Closing Date. Continuing Employees and their eligible dependents will receive credit for any co-payments, deductibles and maximum out-of-pocket requirements (or similar payments) made under the Employee Plans for the year of the Closing under any medical, dental or vision plans of Sungy or a subsidiary for the purposes of satisfying any applicable deductible, out-of-pocket, maximum out-of-pocket requirements or similar requirements in the year in which the Closing occurs.

(b) Sungy agrees to reserve an aggregate of 3,074,033 Purchaser Shares for the purpose of grants of restricted shares to employees and contractors of the Company.

(c) Nothing in Section 6.06(a) or Section 6.06(b) of this Agreement shall (i) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company in any respect, including in respect of continued employment (or resumed employment), or create any legal or equitable rights in any such persons in respect of any such Sections or any benefits that may be provided, directly or indirectly, under any Employee Plan or any employee or service provider program or arrangement of Sungy any of its subsidiaries, or (ii) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Closing. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Sungy or any of its subsidiaries.

(d) Other than the Company Employees, to the Knowledge of the Company and Seller, no person will be employed by the Company and no person’s employment or contract of employment will transfer to the Company or to a Purchaser Party or any Purchaser Party Affiliate on Closing or in connection with the transactions contemplated by this Agreement, whether pursuant to the Transfer Regulations or otherwise.

(e) If, as a consequence of the transactions contemplated by this Agreement the contract of employment of any person who is not a Company Employee is transferred to a Purchaser Party or any of their Affiliates by the Transfer Regulations or otherwise by operation of law (or Liabilities in respect of any such person’s employment are transferred to a Purchaser Party or any Purchaser Party Affiliate) or it is alleged that this is the case, Seller shall indemnify the Purchaser Parties (for themselves and on behalf of their Affiliates) and keep the Purchaser Parties indemnified from and against all Losses which they suffer or incur in connection with or as a result of such transfer or alleged transfer howsoever and whenever arising relating to:

(i) the contract of employment of any such person or its termination; and

(ii) any duty or Liability of a Purchaser Party or a Purchaser Party Affiliate to any such person or that person’s representative(s).

(f) The parties agree that any Losses incurred by an Affiliate of the Purchaser Parties shall be deemed to be Losses incurred by the Purchaser Parties for the purposes of the indemnities in Section 6.06(e) and shall be recoverable by the Purchaser Parties as such, provided, however, that Seller’s obligations for an Indemnity Loss relating to Section 6.06(e) shall be subject to the limitation set forth in Section 7.08(b).

Section 6.07 Conduct of Business. Immediately following the Closing, the Company will continue to trade in the same manner as it has previously done so and shall not take any steps immediately following the Closing to carry out any other activity.

Section 6.08 Seller Representative. In the event that Seller is placed into liquidation, administration or any other analogous process, Seller shall appoint or procure the appointment of the Seller Representative as the liquidator, administrator or similar officeholder in respect of such proceeding.

Section 6.09 Seller Dividends. Until such time as Seller has paid the fees of Purchaser’s advisors as provided in Section 10.02, Seller shall not declare or pay any dividend on, or make any distribution in respect of, any of Seller’s equity securities in an amount which could render Seller unable to pay the advisor fees pursuant to Section 10.02.

ARTICLE VII.

INDEMNIFICATION; SURVIVAL

Section 7.01 Indemnification By Seller. Subject to Sections 7.07 and 7.08, other than with respect to matters related to Taxes, which shall be governed exclusively by ARTICLE VIII, following the Closing, Seller shall indemnify and hold harmless the Purchaser Parties and each of their successors, shareholders, officers, directors, employees, representatives, Affiliates and agents (the “Purchaser Indemnified Parties”) from and against any and all monetary damages, losses, judgments, Liabilities, Proceedings, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) (each, an “Indemnity Loss”), directly or indirectly arising from or relating to:

(a) any breach of any of the representations and warranties of Seller in this Agreement;

(b) any breach or nonfulfillment of any of the covenants, obligations or agreements of Seller in this Agreement;

(c) any Company Employee voluntarily terminating such employee’s employment with the Company, other than for good reason, prior to the first anniversary of the Closing Date;

(d) any operating expenses of the Company during the calendar month of January 2014, including, but not limited to, the compensation of any employee or contractor of the Company for work or services performed during such period; and

(e) the termination of any person who was an employee or contractor of the Company prior to the Closing who is not a Company Employee.

For the purposes of any Indemnity Loss pursuant to Section 7.01(c), such Indemnity Loss shall be conclusively deemed to be, in the case of Chris Dury, Chief Executive Officer of the Company, $250,000, in the case of Joseph Molnar, $200,000, in the case of William Haney Scott, $150,000, in the case of Brian J. Fox or Stephen C. Shertz, $100,000, and, in the case of each other Company Employee, $25,000.

Section 7.02 Indemnification by Purchaser. Subject to Sections 7.07 and 7.08, Purchaser shall indemnify and hold harmless Seller and its successors, shareholders, officers, directors, employees, representatives, Affiliates and agents (the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all Indemnity Losses arising from or relating to any misrepresentation, breach of warranty or nonfulfillment of any of the representations, warranties, covenants, obligations or agreements of Purchaser in this Agreement or any certificate, document, schedule, exhibit or instrument executed in connection herewith or therewith.

Section 7.03 Indemnification Notice; Litigation Notice. If a party entitled to indemnity pursuant to Sections 7.01 or 7.02 (the “Claimant”) believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the “Indemnification Notice”). If any action at Law, suit in equity, arbitration or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this ARTICLE VII, it shall promptly notify the Indemnifying Party in writing of such action, matter or suit describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice. The delay in providing, or failure to provide, the Litigation Notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE VII, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. A claim under this ARTICLE VII may be made by notice to the Seller Representative or the Purchaser, as the case may be.

Section 7.04 Defense of Claims. The Indemnifying Party shall have twenty (20) calendar days after receipt of the Litigation Notice to notify the Claimant that it elects to conduct and control any legal or administrative action or suit with respect to an identifiable claim (the “Election Notice”). If the Indemnifying Party gives a Disagreement Notice (as defined below) or does not give the foregoing Election Notice, the Claimant shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its sole discretion. If the Indemnifying Party gives the foregoing Election Notice and provides information reasonably satisfactory to the Claimant confirming the Indemnifying Party’s financial capacity to defend such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel selected by the Indemnifying Party and at the Indemnifying Party’s sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the terms of any settlement or to the imposition of any injunction against the Claimant without the prior written consent of the Claimant (such approval not be unreasonably withheld or delayed) unless such settlement provides the Claimant with a full release from Liability and the sole relief provided in connection with such settlement is monetary damages, (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant, except as provided in clause (c) below, (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this ARTICLE VII for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith.

Section 7.05 Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s objection to each item of loss (the “Disagreement Notice”) within twenty (20) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be. Failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by the Indemnifying Party of its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case maybe. Following delivery of a Disagreement Notice by an Indemnifying Party, Seller and Purchaser resolve any resulting dispute in accordance with
Section 10.13(b).

Section 7.06 Payment of Losses. The Indemnifying Party shall pay to the Claimant in immediately available funds (or, as described below, the Claimant shall be paid from the Escrow Account) the amount to which the Claimant may become entitled by reason of the provisions of this ARTICLE VII (the “Claim Amount”) within fifteen (15) Business Days after such amount is finally determined (the “Determination Date”) either by mutual agreement of the parties or by a final judgment of the trial court or administrative body having jurisdiction. Where payment of the Claim Amount is to be made from the Escrow Account, Seller shall, within five (5) Business Days after the Determination Date, provide notice to the Escrow Agent of such Claim Amount to be paid, including the amount to be paid and the party to be paid, together with any authorization for such payment as the Escrow Agent may require.

Section 7.07 Survival. Notwithstanding the foregoing, the Indemnifying Party shall have no Liability with respect to any Indemnification Notice which is not received by the Indemnifying Party pursuant to Section 7.03 on or before the one year anniversary of the Closing Date (the “Survival Date”); provided, however, that the Indemnifying Party shall remain liable for any Indemnity Loss (a) arising under Section 7.01(b), (b) arising from fraud, intentional misrepresentation or criminal activity on the part of Seller or (c) arising from or related to a breach of any representation contained in Section 4.01 (Organization; Power), Section 4.02 (Authorization), Section 4.03 (Capital Structure; Subsidiaries), and Section 4.21 (Broker’s and Finder’s Fees), (collectively, the “Special Representations”), in each instance, in connection with an Indemnification Notice which is received by the second anniversary of the Closing Date. Notwithstanding anything to the contrary herein, in no event shall the terms and conditions of this Section 7.07 limit Purchaser’s obligations relating to the Additional Payments as provided in this Agreement.

Section 7.08 Limitations on Indemnity.

(a) Deductible on Seller’s and Purchaser’s Obligations. Subject to the terms and conditions of this ARTICLE VII, Seller will not have any obligation for any Indemnity Loss under Section 7.01(a) other than with respect to any breach of a Special Representation, arising under ARTICLE VIII, or arising from fraud, willful misconduct, or intentional misrepresentation by or on the part of Seller, and Purchaser will not have any obligation for any Indemnity Loss under Section 7.02, unless and until the aggregate amount of all Indemnity Losses for which such Indemnifying Party is obligated hereunder exceeds $100,000 (the “Indemnification Basket”). After the Indemnification Basket is exceeded, the Indemnified Parties shall thereafter be entitled to be paid the amount of all Indemnity Losses, subject to the limitations on recovery and recourse set forth herein.

(b) Cap on Seller’s and Purchaser’s Obligations. Subject to the terms and conditions of this ARTICLE VII, Seller’s obligations for an Indemnity Loss, in the aggregate, will not exceed the Escrow Amount. Subject to the terms and conditions of this ARTICLE VII, Purchaser’s obligations for an Indemnity Loss, in the aggregate, will not exceed the Escrow Amount, except with respect to Purchaser’s obligations relating to the Additional Payments as provided in this Agreement.

(c) Sole and Exclusive Remedies. The right to indemnification under this ARTICLE VII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of this Agreement, except that any party may pursue legal or equitable relief against any other party for any claim for fraud or intentional misrepresentation.

(d) No Special Losses. Except as permitted by the following sentence, notwithstanding any other term herein, no party will be obligated to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages or Indemnity Losses based thereon, including regarding loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no party will be obligated to any other Person for any Indemnity Loss determined as a multiple of income, revenue or the like, relating to the breach of any representation, warranty, covenant, or agreement herein. The preceding sentence does not apply to any such identified damages or Indemnity Losses which are awarded in a final, non-appealable judgment or judicial order arising as in connection with a third-party claim described in a Litigation Notice.

Section 7.09 Escrow Claims.

(a) On the first Business Day following the second anniversary of the Closing Date, Purchaser and Seller shall cause the Escrow Agent to release the then existing amounts in the Escrow Account to Seller, less the amount of claims for indemnification which have been paid or have been asserted by the Purchaser Indemnified Parties but not paid. Any unreleased amount shall be retained by the Escrow Agent. The amounts in the Escrow Account so retained shall be released by the Escrow Agent upon the resolution of such claims, to the extent not utilized to pay the Purchaser Indemnified Parties for any such claims resolved in favor of a Purchaser Indemnified Party, in accordance with the resolution of such claims.

(b) As provided in Section 7.06, amounts in the Escrow Account shall be available to Purchaser Indemnified Parties to satisfy their claims against Seller for indemnification hereunder.

ARTICLE VIII.

TAX MATTERS

Section 8.01 Tax Indemnification.

(a) From and after the Closing, Seller will indemnify and hold harmless the Purchaser Indemnified Parties from and against any Indemnity Loss actually incurred by any such Purchaser Indemnified Party as a result of:

(i) any breach of any representation or warranty of the Company or Seller set forth in Section 4.08;

(ii) any Taxes in respect of the Sold IP or any Taxes of the Company with respect to (A) any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”); or (B) any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) to the extent such Taxes are allocable in accordance with Section 8.01(c) to the portion of such period beginning before and ending on the Closing Date (the “Seller’s Portion”); and

(iii) any Taxes imposed on the Company under Treasury Regulations Section 1502-6 (and all corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group before the Closing Date.

(b) Survival. The indemnification rights of the Purchaser Indemnified Parties pursuant to Section 8.01(a) shall survive until the date that is the one year anniversary of the Closing Date (the “Tax Indemnity Termination Date”). The representations and warranties contained in Section 4.08 shall survive until the Tax Indemnity Termination Date. Any claim for indemnity under Section 8.01(a) shall be deemed time-barred, and no such claim shall be made after the period specified in the immediately preceding sentence; provided, however, that in the event a Purchaser Indemnified Party has incurred a Loss or received written notice from a third party of a third party claim for which such Purchaser Indemnified Party is entitled to indemnification under Section 8.01(a) and such Purchaser Indemnified Party provides written notice of a claim for indemnification under Section 8.01(a) to the Indemnifying Party in good faith and in accordance with the requirements of Section 7.03 before the expiration of the applicable survival period and includes copies of all material written evidence upon which such claim is based, then the indemnification rights pursuant to Section 8.01(a) that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.

(c) Straddle Period Allocation. In order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company for all Tax purposes. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period:

(i) the amount of any income Taxes, premium Taxes, gross receipts Taxes, sales or use Taxes or withholding or employment Taxes for Seller’s Portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any the Company holds a beneficial interest shall be deemed to terminate at such time); and

(ii) the amount of other Taxes of the Company for Seller’s Portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day before the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(d) Tax Claim Notice. The notice provisions of Section 7.03 shall apply to any claim for indemnification pursuant to this ARTICLE VIII (a “Tax Claim”).

(e) Manner of Payment. Any Indemnification of the Purchaser Indemnified Parties pursuant to this Section 8.01 shall be effected by payment from the Escrow Account; provided, however, that, if the Seller remains in existence, to extent the indemnification amount exceeds the balance of the Escrow Account or the Escrow Account has been would up pursuant to Section 7.09(a), the remainder of such indemnification amount shall be paid by Seller by wire transfer of immediately available funds from Seller, in each case, to an account designated in writing by the applicable Purchaser Indemnified Party within fifteen (15) Business Days after the determination thereof. Any payment not made with such period shall be payable with interest as provided in Section 7.06.

(f) The indemnification obligations set forth in this Section 8.01 shall not exceed the Escrow Amount.

Section 8.02 Preparation and Filing of Tax Returns and Payment of Taxes.

(a) Seller shall prepare or cause to be prepared and shall timely file or cause to be timely filed all required Tax Returns relating to the Company with respect to any Pre-Closing Tax Period, provided, that such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice. No later than thirty (30) days prior to filing any such Tax Return (including any extension thereof), Seller shall submit such Tax Return to the Purchaser for its review, comment, and consent. Seller shall make any revisions as are reasonably requested by Purchaser. Seller shall timely pay or cause to be paid any Taxes shown to be due on any such Tax Returns. If any Tax Returns required to be filed by Seller under this Section 8.02 are due after the Closing Date, and Seller is not authorized by Law to file such Tax Returns, Seller shall submit such Tax Returns to Purchaser at least three (3) days prior to the due date for such Tax Return, and Purchaser shall file such Tax Returns with the appropriate Governmental Entity.

(b) Purchaser shall prepare or cause to be prepared and shall timely file or cause to be timely filed all other required Tax Returns relating to the Company that are due after the Closing Date (including Tax Returns with respect to any Straddle Period) provided, that for Tax Returns with respect to any Straddle Period, such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice. Purchaser shall timely pay or cause to be paid any Taxes shown to be due thereon subject to Purchaser’s right to indemnification pursuant to Section 8.01 hereof.

Section 8.03 Cooperation, Exchange of Information and Record Retention. From and after the Closing Date until the Tax Indemnity Termination Date Purchaser, the Company, and Seller shall, and shall cause their respective representatives to, (i) mutually cooperate with respect to the Tax matters covered by this ARTICLE VIII, which shall include making employees available at reasonable times during regular business hours to provide additional information or explanation of materials or documents, (ii) retain and maintain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date, and abide by all record retention agreements entered into with any taxing authority, (iii) furnish such books and records upon reasonable request by the other party and (iv) mutually cooperate in filing all necessary Tax Returns (including amended Tax Returns and claims for refund) under applicable Law and with respect to any audit, litigation or other Proceeding with respect to Taxes, including executing and delivering appropriate and customary forms and authorizations, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any request for information or documents pursuant to this Section 8.03 shall be made by the requesting party in writing. Any information obtained under this Section 8.03 shall be kept confidential, except (i) as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or contesting any proposed Tax assessment or as may be otherwise reasonably required by applicable Law, or to enforce rights under this Agreement, or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules. Notwithstanding the foregoing, and in addition to all other obligations imposed by this Section 8.03 each of Seller and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any files and records with respect to Tax matters of the Company and, if the other party so requests, to allow the other party to take possession of such files and records.

Section 8.04 Tax Contests.

(a) Seller or Seller’s Representative shall have the sole right to represent the interests of the Company, and the right to employ counsel of its choice at its expense and to make decisions with respect to negotiation, contest or settlements in any Tax Claim relating to Pre-Closing Tax Period Tax Returns; provided that (i) Seller acknowledges and agrees in writing that the indemnification provisions of this ARTICLE VIII apply to the Pre-Closing Tax Period Taxes in dispute, (ii) Seller shall keep Purchaser advised as to the current status and progress of such settlement or defense, and (iii) Seller shall not, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), settle or compromise any such Tax Claim if any such settlement or compromise could affect any tax period other than a Pre-Closing Tax Period; and

(b) Purchaser and Seller or, if Seller is no longer in existence, the Seller Representative shall jointly represent the interests of the Company, and shall jointly employ mutually agreed counsel (with expenses divided in the proportions that the Seller’s Portion and the Purchaser’s Portion are of the relevant Straddle Period Tax) and shall jointly make decisions with respect to negotiation, contest or settlements in any Tax Claim related to a Straddle Period Tax Return.

Section 8.05 Tax Dispute Resolution. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes between the parties, the parties shall cooperate in good faith to resolve such dispute between them; but if the parties are unable to resolve such dispute, the parties shall submit the dispute to a certified public accountant or attorney specializing in taxes of the kind in dispute, provided that such individual is “independent” with respect to Seller, Purchaser, and their respective Affiliates, as mutually agreed upon by Purchaser and Seller (in either case, the “Tax Specialist”) for resolution, which resolution shall be final, conclusive and binding on the parties. The parties agree that the Tax Specialist shall resolve any dispute in a manner consistent with the past practices with respect to such items unless otherwise required by Law. Seller and Purchaser shall each be liable for one half of the fees and expenses of the Tax Specialist. Purchaser and Seller agree to execute, if requested by the Tax Specialist, a reasonable engagement letter, including customary indemnification provisions in favor of the Tax Specialist.

Section 8.06 Transfer Taxes. Seller and Purchaser shall each be liable for one half of all transfer, documentary, sales, use, stamp, registration, conveyance, real property transfer or gains, value added, stock transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement that are not recoverable. Purchaser and Seller shall jointly prepare, execute and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, costs, charges and expenses.

Section 8.07 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Purchaser with a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), substantially in the form of Exhibit G attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code. In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall have provided to Purchaser, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Company upon the Closing of the purchase of the Shares, all in substantially the form of Exhibit H attached hereto (the “FIRPTA Notice”).

Section 8.08 Tax Treatment. The Company, Purchaser, and Seller agree to treat each indemnification payment pursuant to ARTICLE VII and this ARTICLE VIII as an adjustment to the aggregate Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

Section 8.09 Exclusivity. This ARTICLE VIII shall govern all matters, including indemnification claims, with respect to Taxes and in the event of any conflict between the provisions of this ARTICLE VIII and any other provision of this Agreement, this ARTICLE VIII shall control.

ARTICLE IX.

INTERIM TRADEMARK LICENSE

Section 9.01 Licensed Trademark. Effective as of the Closing, Seller hereby grants to the Company a worldwide, non-exclusive, non-transferable, royalty-free license to use and reproduce the Seller trademark “GETJAR” (the “Licensed Trademark”) solely during the Trademark License Term (as defined below); provided, that, the Company’s license to the Licensed Trademark shall be limited to activities that are consistent with the Company’s usage of the Licensed Trademark (in terms of scope, nature and quality) as it has made prior to the Closing.

Section 9.02 Restrictions. Seller reserves all rights in the Licensed Trademark not expressly granted herein. All goodwill and benefits from the Company’s use of the Licensed Trademark will automatically vest in and inure to the benefit of Seller. The Company will exercise commercially reasonable efforts to comply with any reasonable trademark usage policies and guidelines provided to the Company by Seller.

Section 9.03 Trademark License Term. As used in this ARTICLE IX, “Trademark License Term” means up to twenty-four (24) months after the Closing Date.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Public Announcements. Any public announcement, press release or similar publicity with respect to the transactions provided for in or contemplated by this Agreement will be issued, if at all, at such time and in such manner as determined jointly by Sungy and Seller, unless public disclosure is necessary to comply with applicable Laws.

Section 10.02 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party; provided, however, that the fees and expenses relating to Purchaser’s engagement of Skadden, Arps, Slate, Meagher & Flom LLP, Maples and Calder, KPMG LLP and Jones Lang LaSalle in connection with the transactions contemplated by this Agreement shall be paid by Seller immediately after the Closing Date pursuant to invoices and payment instructions provided by such advisors to Seller at or prior to the Closing Date.

Section 10.03 Further Assurances. From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement.

Section 10.04 Seller Representative.

(a) The Seller hereby constitutes and appoints Thomas Burke as its representative and its true and lawful attorney-in-fact, with full power and authority in its name and on its behalf:

(i) to act on Seller’s behalf in the absolute discretion of the Seller Representative with respect to all matters relating to this Agreement, including, without limitation, execution and delivery of any amendment, supplement, or modification of this Agreement, any waiver of any claim or right arising out of this Agreement and any claims for indemnification pursuant to ARTICLE VII and ARTICLE VIII; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Agreement.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of Seller or by operation of law or by the occurrence of any other event. Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 10.04. Seller agrees that the Seller Representative shall have no obligation or Liability to any Person for any action or omission to be taken or omitted by the Seller Representative in good faith hereunder, and Seller shall indemnify and hold the Seller Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Representative may sustain as a result of any such action or omission by the Seller Representative hereunder.

(b) The Purchaser Parties shall be entitled to rely upon any document or other paper delivered by the Seller Representative as being authorized by Seller, and the Purchaser Parties shall not be liable to Seller or any of its Affiliates or its stockholders for any action taken or omitted to be taken by the Purchaser Parties based on such reliance. Seller agrees that the Purchaser Parties shall be entitled to rely on any agreement, settlement, notice, waiver, decision, act, consent or instruction of the Seller Representative, including an amendment, extension or waiver of this Agreement, and each action shall constitute a decision of Seller and shall be final, binding and conclusive upon Seller as if Seller had taken such action.

(c) With respect to Sections 2.04, 7.03, 7.04, 7.05, 7.06, 7.09, 8.04, 8.05 and 10.01 of this Agreement, any reference to Seller, or to any act to be taken by Seller or to any right of Seller being exercised, in each case after the Closing, shall, in the event that Seller is dissolved, be construed as a reference to the Seller Representative, or that act being taken or that right being exercised by the Seller Representative, as the case may be.

(d) In the event that the Seller Representative resigns, is replaced or otherwise ceases to act as liquidator, administrator or similar officeholder in connection with the liquidation, administration or any other analogous process with respect to Seller, Seller shall appoint such successor liquidator, administrator or similar officeholder as the successor Seller Representative under this Agreement.

Section 10.05 Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 10.05; (d) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 10.05; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Seller:	GetJar Networks Limited c/o Bird and Bird LLP 90 Fetter Lane London EC41 1EQ Attention: Chris Barrett Facsimile: +44 20 7415 6111 E-mail: chris.barrett@twobirds.com

With a copy to:	Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, CA 94304 Attention: John B. Turner and Arthur Schneiderman Facsimile: (650) 493.6811 E-mail: jturner@wsgr.com

With a copy to:	Bird & Bird LLP 15 Fetter Lane London EC4A 1JP United Kingdom Attention: Chris Barrett Facsimile: +44 20 7415 6111 E-mail: chris.barrett@twobirds.com

If to the Seller Representative:	Thomas Burke 397 Missouri St San Francisco CA 94107 Facsimile: 650-638-1660 E-mail: Thomas.Burke@gmail.com

With a copy to:	Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, CA 94304 Attention: John B. Turner and Arthur Schneiderman Facsimile: (650) 493.6811 E-mail: jturner@wsgr.com

With a copy to:	Bird & Bird LLP 15 Fetter Lane London EC4A 1JP United Kingdom Attention: Chris Barrett Facsimile: +44 20 7415 6111 E-mail: chris.barrett@twobirds.com

If to the Purchaser Parties:

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3rd Road, Yuexiu District

Guangzhou 510055

People’s Republic of China

Attention: Yuqiang Deng

Facsimile: +86-20-37570112

E-mail: dengyuqiang@sungymobile.com

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, 34th Floor Los Angeles, CA 90071 U.S.A. Attention: Michael Gisser Facsimile: (213) 621-5213 E-mail: Michael.Gisser@skadden.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 10.05. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 10.06 Headings. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.07 Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser Parties, in addition to the physical delivery of such information or documents to the Purchaser Parties, to such information and/or documents as are made available by Seller or any of its consultants, advisors or attorneys.

Section 10.08 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

Section 10.09 Entire Agreement and Amendment. This Agreement, including the Exhibits and Schedules referred to and incorporated by reference herein that form a part of this Agreement, contains the entire understanding of the parties with respect to the subject matter of this Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement, and including, without limitation, the Summary of Terms for Proposed Acquisition, dated as of December 13, 2013. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the parties hereto.

Section 10.10 No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 10.11 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Purchaser Parties and Seller, and their respective successors and permitted assigns.

Section 10.12 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that each of the Purchaser Parties may each assign in its sole discretion its rights and interests hereunder to any Affiliate of the Purchaser Parties, provided that in each case no such assignment shall relieve such party of its duties or obligations hereunder. Seller may assign its rights to be paid the Revenue Earnout and its rights to be paid any amount from the Escrow Account under Section 7.09 of this Agreement to its shareholders in connection with the liquidation of Seller after the Closing. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).

Section 10.13 Governing Law; Dispute Resolution; Arbitration.

(a) Applicable Law. The Laws of the State of New York shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement, notwithstanding the choice of law rules of any other state or jurisdiction.

(b) Dispute Resolution. If a dispute or disagreement between Seller and Purchaser arising out of, in connection with or relating to this Agreement (other than a dispute which is subject to the procedures set forth in Sections 2.04(b) and 8.05), including, without limitation, claims for indemnification pursuant to ARTICLE VII, the parties shall promptly attempt in good faith to resolve any such dispute by negotiations between Seller and Purchaser. Seller and Purchaser shall meet, either in-person or via teleconference, at a mutually acceptable time and place within twenty (20) calendar days after delivery of a Disagreement Notice or other notice of a dispute, and thereafter as often to resolve such dispute in good faith. If a dispute is not resolved by negotiation pursuant to this Section 10.13(b), then any dispute, Proceeding or other claim arising out of or relating to this Agreement (other than a dispute which is subject to the procedures set forth in Sections 2.04(b) and 8.05) shall be resolved in accordance with Section 10.13(c).

(c) Arbitration. Any Proceeding arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be finally settled and resolved by binding arbitration. The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with the said Rules. The place or situs of arbitration shall be Hong Kong, the number of arbitrators shall be three and arbitration proceedings shall be conducted in English. Any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the parties hereto. To the extent permitted by law, the parties hereto irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority. Judgment upon any award rendered may be entered in any court having jurisdiction.

Section 10.14 Waiver of Jury Trial. For any Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such Proceeding, including but not limited to those Proceedings to enforce or defend any rights under this Agreement or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with it or arising from any relationship existing in connection with this Agreement. Each party agrees that in any such Proceeding, the matters shall be tried to a court and not to a jury.

Section 10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile or electronic transmission of a counterpart hereto shall constitute an original hereof.

Section 10.16 Table of Contents and Captions. The Table of Contents and captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

Section 10.17 Schedules, Exhibits and Certificates. All Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement. Other than such representations and warranties contained herein or therein, no other representations or warranties as to the Shares, the Company, the Purchaser Parties or Seller have been made or may be relied upon.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUNGY:

SUNGY MOBILE LIMITED

By:	/s/ Yuqiang Deng
Name: Yuqiang Deng
Title: Chief Executive Officer

PURCHASER:

SUNGY TECHNOLOGY CORPORATION

By:	/s/ Yuqiang Deng
Name: Yuqiang Deng
Title: Chief Executive Officer

IP PURCHASER:

SUNGY TECHNOLOGY LIMITED

By:	/s/ Yuqiang Deng
Name: Yuqiang Deng
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

SELLER:

GETJAR NETWORKS LIMITED

By:	/s/ Getjar Networks Limited
Name:
Title: Director

SELLER REPRESENTATIVE:

THOMAS BURKE

By:	/s/ Thomas Burke

[Signature Page to Purchase Agreement]

Schedule 1

Sold IP

•	API Front-door

•	Manages SDK integrations that perform server-to-server voucher requests.

•	Ad Server

•	Serves ads real-time.

•	Auth

•	Handles user and SDK application authorization and authentication.

•	Catalog

•	Manages defines for products, apps.

•	Device Management Service

•	Aids device compatibility.

•	ERS

•	Used to do ad attribution.

•	Id

•	Generates globally unique ids used by a majority of services storing data.

•	Image

•	Generates cacheable images of any size for ads/apps served.

•	Localization

•	Services data to aid in localized prices, strings shown to users.

•	Location

•	Maps IP addresses into physical locations.

•	Product

•	Generates ads, purchased products and deals shown to user. It coordinates data from the ad server, catalog service and ranking service.

•	Ranking

•	Looks at users apps and set of available ads and personalizes the ad result.

•	SDKHost

•	Manages information on hosts integrating the GetJar SDK.

•	Search

•	Handles the browsing/real-time serving/searching of categories and apps

•	Transaction

•	Real-time processing of earn, purchase, voucher requests from consumers

•	Usage

•	Handles the reception and initial filtering of user application and phone usage information.

•	User

•	Stores definitions about consumers including the device information and apps.

•	Wallet

•	Stores Users’ GetJar Gold balances and Gold reservations for managed currencies.

•	Admin

•	Internal tool to manage users, apps, SDKs, etc.

•	DevZone

•	Legacy system allowing ad management

•	Front-end

•	Manages the display for offer walls, GetJar Rewards app and interstitial ads

•	Portal

•	New system used to perform self-service ad management and SDK integration.

Schedule 2

Revenue Earnout Target

Achievement of the Revenue Earnout Target requires meeting the following goal:

Prior to the first anniversary of the Closing Date, the Company shall have developed a mobile advertising platform for Sungy and the earn-out revenues of Sungy’s Mobile application products and services as reported in Sungy’s Quarterly Reports (“Earn-out Revenues”) shall be at least $13.5 million in Sungy’s fiscal quarter ending December 31, 2014. In the event that the Earn-out Revenues information is not specified in Sungy’s Quarterly Reports, it shall be determined based upon Sungy’s internal accounting records.

(a)	The following shall be included in Earn-out Revenues:

(i)	Revenues from paid downloads and in-app purchases, excluding revenues generated from paid downloads and in-app purchases through distribution channels in China, transaction fees and relevant taxes;

(ii)	Revenues from direct advertising customers, excluding direct advertising revenues sourced from China, transaction fees and relevant taxes;

(iii)	Revenues from GetJar incentive advertising used by Sungy applications; and

(iv)	Revenues from advertising spaces on Sungy applications that had been used by other advertising networks prior to the Closing Date and have been used by the GetJar advertising platform after the Closing Date, excluding the aggregated revenues from these advertising spaces in the three calendar months immediately prior to the change of advertising networks to the GetJar advertising platform.

(b)	Earn-out Revenues shall be reduced by:

(i)	If costs and expenses have been incurred in order to attract new users for Sungy applications, the smaller of (A) the revenue from such new users of Sungy applications or (B) the promotional costs associated with such new users.

(c)	For games developed by third parties or by Sungy and published as Sungy applications, (1) in-app purchase revenue is excluded from the Earn-out Revenue, and (2) any ads delivered by the GetJar advertising platform through Sungy applications for such games will increase the Earn-out Revenue by the average cost per install price in each country multiplied by the number of installs delivered in each country. A game delivered is counted as an “install” when a user downloads the game software binary and launches the game.

(d)	Earn-out Revenues shall not include any other form of revenues not specified herein.

(e)	Earn-out Revenues shall otherwise be determined in accordance with GAAP.

Schedule 6.05

Employee Incentive Shares